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Exhibit 23.03

INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Macromedia, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Macromedia, Inc. and the registration statements (Numbers 333-08435, 333-24713, 333-39285, 333-64141 and 333-89247) on Form S-8 of
Macromedia, Inc. of our report dated July 30, 1999, with respect to the balance sheet of ESI Software, Inc. dba Elemental Software as of March 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Macromedia, Inc. dated October 26, 1999.

                /s/  KPMG LLP


San Diego, California
December 3, 1999